GLOBAL FINANCIAL SERVICES MASTER TRUST

FILE # 811-9633

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
08/02/00	California Pizza Kitchen	$67,500	$79,500,000	Banc of America
		$	$
		$	$
		$	$
		$	$
		$	$